Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

FOR IMMEDIATE RELEASE

Michael J. Monahan (651) 293-2809

ECOLAB DELIVERS AT TOP END OF FORECASTED RANGE

Second quarter reported EPS $0.41; pro forma EPS $0.50, +6%, excluding special gains and charges and discrete tax items

Full year pro forma forecast narrowed to $1.96-$2.02

2009 SECOND QUARTER HIGHLIGHTS:

•                  Reported diluted EPS $0.41

•                  Record pro forma EPS +6% to $0.50, excluding special gains and charges and discrete tax items

•                  Reported sales -8% to $1.4 billion; fixed currency sales level with year ago

•                  Strong new account sales, pricing and cost saving actions, offset the effects of global recession, higher delivered product costs and unfavorable foreign exchange

(unaudited)

	Second Quarter		%	Six Months		%
(Millions, except per share)	2009	2008	change	2009	2008	change

Net Sales	$1,441.5	$1,570.0	-8%	$2,789.7	$3,027.9	-8%

Operating Income	165.0	210.5	-22%	262.5	371.2	-29%

Pretax Income	149.8	195.2	-23%	231.5	341.1	-32%
Taxes	50.3	56.2	-10%	74.3	99.0	-25%
Net Income Attributable to Ecolab	$99.1	$139.0	-29%	$156.5	$241.9	-35%

Diluted Net Income Per Share	$0.41	$0.55	-25%	$0.65	$0.96	-32%
Diluted Average Shares Outstanding	239.5	251.4	-5%	239.1	251.5	-5%

ST. PAUL, Minn., July 28, 2009:  Ecolab Inc. reported second quarter pro forma results at the top end of its forecasted range, led by strong new account gains, pricing and cost savings actions which offset the effects of the global recession, higher delivered product costs and unfavorable foreign exchange.   The U.S. Kay and Healthcare businesses, along with the Canadian operations, led growth for the quarter as they enjoyed double-digit gains.

Ecolab’s reported net sales declined 8% to $1.4 billion in the second quarter of 2009; fixed currency sales were level with the prior year.  Reported net income attributable to Ecolab decreased 29% to $99 million. Reported diluted earnings per share declined 25% to $0.41.

Second quarter 2009 and 2008 results included special gains and charges and discrete tax items.  Excluding those items, pro forma second quarter 2009 diluted earnings per share were $0.50, a 6% increase from pro forma second quarter 2008 diluted earnings per share of $0.47.  Currency translation had a negative impact on second quarter 2009 pro forma diluted earnings per share of approximately $0.05 per share.

Segment review

Second quarter 2009 sales for Ecolab’s U.S. Cleaning & Sanitizing operations increased 1% to $671 million.  Kay and Healthcare led sales results with double-digit gains. Ecolab’s U.S. Cleaning & Sanitizing operating income rose 18% to $126 million.

U.S. Other Services sales declined 5% to $115 million in the second quarter.  However, operating income increased 40% to $18 million as cost reductions improved profitability over last year.

Sales of Ecolab’s International operations, when measured at fixed currency rates, declined 1% to $656 million in the second quarter.  Canada and Latin America enjoyed strong sales growth while Asia Pacific showed good gains; Europe/Middle East/Africa sales were lower.  Fixed currency operating income declined 17% to $52 million as delivered product and other operating cost increases outpaced pricing in the quarter, particularly in Europe.  When measured at public currency rates, International sales declined 17% and operating income decreased 34%.

The Corporate segment includes special gains and charges, which are reported as a separate line item in the income statement. Special gains and charges for the second quarter 2009 of $25 million included a restructuring charge of $24 million ($19 million after tax) for actions announced in January that were primarily taken to optimize our workforce, as well as other non-recurring costs to optimize our business structure.  Second quarter 2008 results included an $0.08 per share benefit from special gains and charges, primarily due to a gain on the sale of a plant.  The Corporate segment also includes investments in the development of business systems and other corporate investments we are making as part of our ongoing efforts to improve our efficiency and returns.

The reported income tax rate for the second quarter 2009 was 33.6% compared to the reported tax rate of 28.8% for the second quarter 2008.  Excluding the tax rate impact of special gains and charges and discrete tax items, the adjusted effective income tax rate for the second quarter 2009 was 31.3% compared with 32.8% for the same period last year. The decrease in the adjusted second quarter effective tax rate was due primarily to tax planning efforts as well as global rate reductions.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “Results were on target, and we are very pleased with our progress.  We generated strong new account growth, appropriate pricing and significant cost savings to offset weak market conditions and higher raw material costs, yielding the good pro forma earnings improvement.  Our team continues to deliver in spite of tough conditions.

“While it appears the economy is stabilizing, we have not yet seen markets turn up and we are not relying on a recovery to deliver our results.  We continue to work aggressively, driving market share growth and keeping spending in check.  At the same time, despite the major global economic challenges, we are using our strength to accelerate key investments in new products, sales force training, strategic growth initiatives, and infrastructure improvements that are critical to developing higher growth and profitability in 2010 and beyond. These actions will both help us gain traction as the economy recovers and benefit future results — and we are doing these while still expecting to show solid pro forma earnings growth this year.  We know these are the right actions in this environment, and are confident we are building an even stronger, more profitable company with more opportunity for superior growth for years to come.”

Business Outlook

2009 — Full Year

Ecolab has tightened its expected pro forma earnings per share forecast, which excludes special gains and charges and discrete tax items, for the full year ending December 31, 2009 to $1.96 to $2.02 from the previous forecast of $1.95 to $2.05.

As previously announced, 2009 special gains and charges are expected to include restructuring charges of approximately $65 million to $75 million.  For the full year 2009, special gains and charges, including restructuring charges, are expected to be approximately $0.21 to $0.23 per share.

2009 — Third Quarter

Ecolab expects third quarter 2009 fixed currency sales to be similar to the third quarter 2008. Currency translation is expected to have an unfavorable effect on reported sales, and we anticipate currency translation to have an unfavorable impact of approximately $0.03 on third quarter pro forma earnings per share.

Our outlook for the third quarter 2009 is as follows:

Gross Margins	50% - 51%

SG&A % of Sales	35% - 36%

Interest expense, net	approx. $15 million

Effective tax rate	approx. 31%

Pro forma EPS, excluding special gains and charges	$0.58 - $0.61

We expect the third quarter 2009 will include special gains and charges, including restructuring charges, of approximately $0.02 to $0.04 per share.  Reported third quarter 2008 earnings per share of $0.50 included special gains and charges and discrete tax items.  Excluding those items, third quarter 2008 pro forma diluted earnings per share were $0.55.

With sales of $6 billion and more than 26,000 associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast, along with related presentation slides, will be available to the public on Ecolab’s website at www.ecolab.com/investor.  A replay of the webcast and related materials will be available at that site.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2009 third quarter and full year financial and business prospects, including estimated sales, gross margins, selling, general and administrative expense, interest expense, effective tax rates, currency translation, special gains and charges and discrete tax items, and reported and pro forma diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the markets we serve; the impact of worldwide economic factors such as the worldwide economy, credit markets, interest rates and foreign currency risk; fluctuations in raw material and delivered product costs; our ability to develop competitive advantages through innovation; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers, vendors or competitors; the ability to acquire complementary businesses and to effectively integrate such businesses; the impact of investments to develop business systems or to optimize our business structure; the costs and effects of complying with laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products; changes in laws, regulations or accounting standards; the occurrence of litigation or claims, acts of war, terrorism, severe weather or public health epidemics; the loss or insolvency of a major customer, supplier or distributor; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

###

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

SECOND QUARTER ENDED JUNE 30, 2009

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except per share)	2009	2008	2009	2008

Net sales	$1,441.5	$1,570.0	$2,789.7	$3,027.9

Cost of sales (1)	725.1	798.8	1,433.0	1,537.1
Selling, general and administrative expenses	526.4	580.0	1,042.7	1,137.0
Special (gains) and charges (1)	25.0	(19.3)	51.5	(17.4)

Operating income	165.0	210.5	262.5	371.2

Interest expense, net	15.2	15.3	31.0	30.1

Income before income taxes	149.8	195.2	231.5	341.1

Provision for income taxes	50.3	56.2	74.3	99.0

Net income including noncontrolling interest	99.5	139.0	157.2	242.1

Less: Net income attributable to noncontrolling interest	0.4	—	0.7	0.2

Net income attributable to Ecolab	$99.1	$139.0	$156.5	$241.9

Net income attributable to Ecolab per common share
Basic	$0.42	$0.56	$0.66	$0.98
Diluted	$0.41	$0.55	$0.65	$0.96

Weighted-average common shares outstanding
Basic	236.5	247.1	236.3	247.1
Diluted	239.5	251.4	239.1	251.5

Note: The Consolidated Statement of Income above reflects the adoption of SFAS 160 - Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No.51, effective January 1, 2009.  2008 amounts have been reclassified to conform to the current year presentation.

(1) Amounts include the following special gains and charges:

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions)	2009	2008	2009	2008

Cost of sales
Restructuring	$0.1	$—	$8.1	$—

Special (gains) and charges
Restructuring	23.9	—	48.6	—
Business structure and optimization	0.6	3.9	1.6	5.7
Gain on the sale of plant	—	(24.0)	—	(24.0)
Gain on the sale of businesses	—	—	—	(1.7)
Other non-recurring items	0.5	0.8	1.3	2.6
	25.0	(19.3)	51.5	(17.4)
Total	$25.1	$(19.3)	$59.6	$(17.4)

ECOLAB INC.

OPERATING SEGMENT INFORMATION

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2009

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions)	2009	2008	2009	2008

Net Sales
United States
Cleaning & Sanitizing	$671.1	$663.7	$1,294.0	$1,317.1
Other Services	115.3	120.9	222.4	231.3
Total	786.4	784.6	1,516.4	1,548.4
International	656.4	660.2	1,281.4	1,269.2
Subtotal at fixed currency rates	1,442.8	1,444.8	2,797.8	2,817.6

Effect of foreign currency translation	(1.3)	125.2	(8.1)	210.3
Consolidated	$1,441.5	$1,570.0	$2,789.7	$3,027.9

Operating Income
United States
Cleaning & Sanitizing	$126.3	$107.2	$228.9	$212.4
Other Services	18.3	13.0	31.5	20.0
Total	144.6	120.2	260.4	232.4
International	51.9	62.8	73.5	108.0
Subtotal at fixed currency rates	196.5	183.0	333.9	340.4

Corporate	(31.7)	9.9	(70.8)	3.1
Effect of foreign currency translation	0.2	17.6	(0.6)	27.7
Consolidated	$165.0	$210.5	$262.5	$371.2

Note: The Corporate segment includes special gains and charges reported on the Consolidated Statement of Income as well as investments in the development of business systems and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

	June 30	December 31	June 30
(millions)	2009	2008	2008
	(unaudited)		(unaudited)
Assets
Current assets
Cash and cash equivalents	$82.7	$66.7	$222.0
Accounts receivable, net	970.6	971.0	1,082.1
Inventories	476.7	467.2	499.1
Deferred income taxes	97.7	94.7	96.2
Other current assets	122.2	91.5	93.1
Total current assets	1,749.9	1,691.1	1,992.5

Property, plant and equipment, net	1,142.9	1,135.2	1,157.3
Goodwill, net	1,356.4	1,267.7	1,439.6
Other intangible assets, net	319.3	326.7	374.8
Other assets	359.8	336.2	391.3

Total assets	$4,928.3	$4,756.9	$5,355.5

Liabilities and Equity
Current liabilities
Short-term debt	$241.8	$338.9	$376.1
Accounts payable	343.7	359.6	399.1
Compensation and benefits	235.3	261.1	237.3
Income taxes	37.2	46.3	31.2
Other current liabilities	481.9	436.0	518.0
Total current liabilities	1,339.9	1,441.9	1,561.7

Long-term debt	842.8	799.3	876.0
Postretirement health care and pension benefits	665.2	680.2	443.8
Other liabilities	268.3	256.5	266.7

Shareholders’ equity	1,804.1	1,571.6	2,198.7
Noncontrolling interest	8.0	7.4	8.6
Total equity	1,812.1	1,579.0	2,207.3

Total liabilities and equity	$4,928.3	$4,756.9	$5,355.5

Note: The Consolidated Balance Sheet above reflects the adoption of SFAS 160 - Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No.51,  effective January 1, 2009.  As part of the adoption, the June 30, 2008 and December 31, 2008 amounts have been restated to conform to the current year presentation and include the reclassification of $8.6 million and $7.4 million, respectively, which decreased other liabililities and increased noncontrolling interest.

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below is provided to assist the reader’s understanding of the comparability of the company’s operations for 2009. The company believes that pro forma net income from ongoing operations, a non-GAAP financial measure, helps investors understand underlying business performance because it facilitates the comparison of 2009 and 2008 operating results by eliminating the effect of non-recurring items (see “pro forma adjustments” in table below).  The presentation below reconciles as reported net income per share (U.S. GAAP amounts) to pro forma net income per share from ongoing operations. The pro forma information should not be construed as an alternative to reported results under U.S. GAAP.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	March 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2008	2008	2008	2008	2008	2008	2008
Diluted net income per share, as reported (U.S. GAAP)	$0.41	$0.55	$0.96	$0.50	$1.46	$0.33	$1.80

Pro forma adjustments:
Special (gains) and charges (1)	—	(0.08)	(0.08)	0.04	(0.04)	0.11	0.07
Tax expense (benefits) (2)	(0.02)	—	(0.02)	0.01	(0.01)	—	(0.01)

Pro forma diluted net income per share from ongoing operations	$0.39	$0.47	$0.86	$0.55	$1.41	$0.45	$1.86

	First	Second	Six
	Quarter	Quarter	Months
	Ended	Ended	Ended
	March 31	June 30	June 30
	2009	2009	2009
Diluted net income per share, as reported (U.S. GAAP)	$0.24	$0.41	$0.65

Pro forma adjustments:
Special (gains) and charges (3)	0.09	0.08	0.18
Tax expense (benefits)	—	—	—

Pro forma diluted net income per share from ongoing operations	$0.33	$0.50	$0.83

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special gains and charges for the second quarter of 2008 include a $24.0 million gain on the sale of a plant in Denmark, partially offset by other non-recurring business structure costs. Special gains and charges for the third quarter of 2008 includes non-recurring business structure costs. Special gains and charges in the fourth quarter of 2008 includes a $19.1 million charge for the write-down of investments in an energy management business and the closure of two small non-strategic healthcare businesses, as well as business structure and optimization costs.

(2) First quarter 2008 tax benefits include discrete tax impact of enacted tax legislation and an international rate change. Third quarter 2008 tax expense includes discrete tax impact of recognizing adjustments from filing the prior year federal tax return.

(3) Special gains and charges for 2009 include restructuring charges of $20.9 million, net of tax,  and $18.9 million, net of tax, in the first and second quarter, respectively.  Special gains and charges for 2009 also includes other non-recurring items, net of tax.